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                                                                   EXHIBIT 23(a)



                              ACCOUNTANTS' CONSENT



The Board of Directors
Matria Healthcare, Inc.

We consent to incorporation by reference in the registration statement Form S-8 of Matria Healthcare, Inc. of our reports dated February 22, 1996, relating to the consolidated balance sheets of Tokos Medical Corporation (Delaware) and subsidiaries (predecessor of Matria Healthcare, Inc.) as of December 31, 1995 and 1994, and the related consolidated statements of earnings (loss), shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995 and related schedule, which reports appear in the December 31, 1995 annual report on Form 10-K of Tokos Medical Corporation (Delaware).


                                        /s/ Ernst & Young LLP



Orange County, California
April 2, 1996